Exhibit 99.1

Investor Contact:

Elena Carr

Dolby Laboratories

415-645-5583

investor@dolby.com

Media Contact:

Sean Durkin

Dolby Laboratories

415-645-5176

news@dolby.com

Dolby Signs Agreement to Acquire Doremi Labs

San Francisco, February 24, 2014—Dolby Laboratories, Inc. (NYSE: DLB) today announced it has signed a definitive agreement to acquire Doremi Labs, the leading provider of digital cinema video playback solutions. Together with Dolby’s award winning Dolby Atmos object-based sound platform, Dolby and Doremi will enable exhibitors and content creators to redefine the movie experience for audiences around the world. Dolby is acquiring Doremi for $92.5 million in cash plus an additional $20 million in contingent consideration that may be earned over a four-year period.

“Dolby and Doremi Labs have complementary technology expertise and solutions,” said Kevin Yeaman, President and CEO, Dolby Laboratories. “Together we’ll be able to advance the pace of innovation and create the kind of cinematic experiences that drive movie attendance for our exhibitor partners.”

“For more than 40 years, Dolby has provided innovative technology to the cinema exhibition industry, offering storytellers the tools and technology to express their visions in new ways,” said Camille Rizko, Founder and President, Doremi Labs. “But more importantly, Dolby shares our commitment to working closely with exhibitors to bring amazing experiences to moviegoers.”

The acquisition is subject to customary closing conditions, including review by US and international regulators. Depending on these conditions, the transaction is anticipated to close by the end of 2014. The impact of the acquisition on fiscal year 2014 revenue and non-GAAP results is not expected to be material.

About Dolby Laboratories

Dolby Laboratories (NYSE: DLB) creates audio, video, and voice technologies that transform entertainment and communications in mobile devices, at the cinema, at home, and at work. For nearly 50 years, sight and sound experiences have become more vibrant, clear, and meaningful in Dolby®. For more information, please visit www.dolby.com.

About Doremi Labs

Doremi Labs, established in 1985, is a leading developer and manufacturer of digital servers and format converters for the broadcast, postproduction, and professional audio/visual markets and is the world’s leader in digital cinema technology. Doremi Labs’ technology is installed in more than 47,000 screens with a broad customer base of leading exhibitors. Doremi Labs has about 130 employees and has offices in Burbank, California, as well as other international sites including France.

Forward-Looking Statements

Certain statements in this press release, including but not limited to statements relating to the timing of the acquisition’s closing, the expected benefits of the acquisition, and Dolby’s plans for the cinema market, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: risks associated with the timing and pace of regulatory review in the United States and Europe; risks associated with trends in the cinema market; Dolby’s ability to achieve the anticipated benefits from the acquisition; Dolby’s ability to successfully integrate Doremi Labs; the loss of, or reduction in sales by, a key customer; pricing pressures; risks associated with the effects of macroeconomic conditions, including trends in consumer spending; Dolby’s ability to develop, maintain, and strengthen relationships with industry participants; Dolby’s ability to develop and deliver innovative technologies in response to new and growing markets in the entertainment industry; competitive risks; risks associated with the health of the motion picture industry generally; the development and growth of the market for digital cinema and digital 3D, and Dolby’s ability to successfully penetrate this market; Dolby’s ability to expand its business generally, and to expand its business beyond sound technologies to other technologies related to digital entertainment delivery; risks associated with acquiring and successfully integrating businesses or technologies; and other risks detailed in Dolby’s SEC filings and reports, including the risks identified under the section captioned “Risk Factors” in its most recent quarterly report on Form 10-Q. Dolby disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. S14/27795 DLB-F